EXHIBIT A



                                                                   March 8, 2001

                                 Airplanes Group
                                  Press Release

     Airplanes Limited and Airplanes U.S. Trust (together, "Airplanes Group") intend to refinance the outstanding $200 million of subclass A-4 certificates and $550 million of subclass A-7 certificates of Airplanes Pass Through Trust (the "Trust"). In connection with this refinancing, Airplanes Group plans to cause the Trust to issue $750 million of subclass A-9 certificates (the "2001 Refinancing Certificates") in a private offering to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended ("the Securities Act") and outside the United States pursuant to Regulation S under the Securities Act. The 2001 Refinancing Certificates have not been, and will not be, registered under the Securities Act or any state securities laws and cannot be resold or otherwise transferred except as permitted thereby. The initial purchasers of the 2001 Refinancing Certificates in this offering will be Morgan Stanley & Co. International and Lehman Brothers Inc.

         The following table summarizes certain of the principal terms of the 2001 Refinancing Certificates:


Aggregate Initial Principal Amount                                  $750,000,000
Expected Ratings:
     Fitch                                                                    AA
     Moody's                                                                 Aa2
     Standard & Poor's                                                        AA
Interest Rate                                                       LIBOR +0.55%
Expected Final Payment Date                                    November 15, 2008
Expected Weighted Average Life (Years)                                       5.1
Expected Principal Amortization Period                          January 15, 2004
                                                            to November 15, 2008
Final Maturity Date                                               March 15, 2019

     Subject to satisfaction of customary closing conditions, Airplanes Group intends to complete the offering of the 2001 Refinancing Certificates and to apply the proceeds therefrom on the March 15, 2001 payment date to repay the subclass A-4 and subclass A-7 certificates in full at par, together with accrued but unpaid interest thereon. The 2001 Refinancing Certificates will represent fractional undivided beneficial interests in corresponding subclass A-9 Airplanes Group notes. Under the indentures pursuant to which Airplanes Group's outstanding notes are issued, Airplanes Group may only issue refinancing notes if, among other things, it receives confirmation from the rating agencies that the issuance of the corresponding refinancing


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certificates will not result in the lowering or withdrawal by them of the ratings of any class or subclass of the existing certificates of the Trust.

         Failure to refinance the subclass A-4 or subclass A-7 certificates on March 15, 2001 will not constitute a default on such certificates or otherwise result in any penalty payable by Airplanes Group, except that step-up interest of 0.50% per annum will become payable on the Outstanding Principal Balance of the subclass A-7 certificates from and including March 15, 2001 until they are repaid in full.

         This press release has been prepared solely for information purposes and is not an offer or invitation to buy or sell, or a solicitation to buy or sell any security or instrument or to participate in any trading strategy.

         For additional information, please contact Patrick Blaney, Pat Dalton or Paul Farrell at: +353-61-360-000.

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